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                                                                    EXHIBIT 11.1


                              PHARMACYCLICS, INC.
                         (A DEVELOPMENT STAGE COMPANY)
            COMPUTATION OF NET LOSS AND PRO FORMA NET LOSS PER SHARE
                (in thousands, except per share data, unaudited)


                                                                  Three Months                      Six Months
                                                                      Ended                            Ended
                                                                   December 31,                      December 31,
                                                            -------------------------       --------------------------
                                                              1996             1995            1996            1995
                                                            -------------------------       --------------------------
 Weighted average common shares outstanding                     8,885           6,536           8,718           3,712

 Convertible preferred stock (1)                                                1,289                           3,223

 Common stock equivalent arising from options and
 warrants issued subsequent to June 30, 1994 through
 October 23, 1995 (2)                                                              79                             196
                                                            ---------       ---------       ---------       ---------
 Weighted average common and
   common equivalent shares                                     8,885           7,904           8,718           7,131
                                                            =========       =========       =========       =========
 Pro forma weighted average common and common
 equivalent shares

 Net Loss                                                     (2,595)      $  (1,464)         (5,475)      $  (3,405)

 Net loss per share                                            (0.29)      $   (0.18)          (0.63)      $   (0.48)



(1) Shares of convertible preferred stock issued from July 1, 1994 through the effective date of the Company's initial public offering on October 23, 1995 have been included in the calculation of net loss per share as if they were outstanding for all periods prior to the initial public offering (using the if-converted method).

(2) Stock options and warrants granted from July 1, 1994 through the effective date of the Company's initial public offering on October 23, 1995 have been included in the computation of net loss per share as if they were outstanding for all periods prior to the initial public offering (using the treasury stock method and the initial public offering price).